Exhibit 15.3

HYDROCARBON PRODUCTION BY GEOGRAPHIC AREA

The following table sets forth our production of crude oil, natural gas, synthetic oil and synthetic gas by geographic area in 2022, 2021 and 2020:

	2022 (1)					2021 (1)					2020 (1)
	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)
Brazil	781,253	753	373,017	306	844,227	806,040	830	423,261	479	877,493	828,340	943	446,759	423	903,814
Tupi field (3)(9)	217,383	—	157,876	—	243,696	233,662	—	151,483	—	258,909	248,147	—	156,394	—	274,213
Búzios field (3)(9)	189,419	—	23,192	—	193,284	196,387	—	6,344	—	197,444	189,147	—	373	—	189,210
Other	374,451	753	191,949	306	407,247	375,991	830	265,434	479	421,140	391,046	943	289,992	423	440,391
International:
South America (outside of Brazil) (8)	994	—	54,721	—	10,114	1,209	—	62,858	—	8,817	1,389	—	67,524	—	12,643
North America	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Total International	994		54,721		10,114	1,209		62,858		8,817	1,389		67,524		12,643
Total consolidated production	782,247	753	427,738	306	854,341	807,249	830	486,119	479	886,310	829,729	943	514,283	423	916,457
Equity method investees (4):
South America (outside of Brazil)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
North America	3,043	—	1,321	—	3,263	3,539	—	1,528	—	3,794	4,192	—	1,456	—	4,435
Africa	—	—	—	—	—	—	—	—	—	—	500	—	—	—	500
Worldwide production	785,290	753	429,059	306	857,604	810,788	830	487,647	479	890,104	834,421	943	515,739	423	921,392

(1) Apparent differences in the sum of the numbers are due to rounding.

(2) Natural gas production figures are the production volumes of natural gas available for sale, excluding flared and reinjected gas and gas consumed in operations.

(3) The Búzios and Tupi fields are separately included as they each contain more than 15 % of our total proved reserves.

(4) Equity-accounted investees.

(5) We produce synthetic oil and synthetic gas from oil shale deposits in São Mateus do Sul, in the Paraná Basin of Brazil.

(6) Oil production includes production from EWT and NGL.

(7) Conversion rate for gas is 1 boe = 6,000 cf.

(8) Production in Argentina is non-conventional and was formerly reported as Synthetic Oil/Gas. Non-conventional oil production in Argentina is 270 mbbl (2022), 209 mbbl (2021) and 168 mbbl (2020). Gas production in Argentina is 19,585 mmcf (2022), 15,956 (2021) mmcf 11,977 mmcf (2020).

(9) We are reporting the production for the shared deposits of Buzios and the shared deposits do Tupi (refer to the “Shared Deposits” section of the chapter 6.1 of this form), restating the values for 2022, 2021, 2020.